SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

DIRECT FOCUS, INC.
(to be changed to The Nautilus Group, Inc.)

(Exact name of registrant as specified in its charter)

Washington	94-3002667

(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

1400 NE 136th Avenue, Vancouver, WA 98684

(Address of principal executive offices and Zip Code)

     If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  [X]

     If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  [   ]

     Securities to be registered pursuant to Section 12(b) of the Act:

Title Of Each Class To Be So Registered	Name Of Each Exchange On Which Each Class Is To Be So Registered

Common Stock, no par value	New York Stock Exchange

     Securities to be registered pursuant to Section 12(g) of the Act: None.

Item 1. Description of Registrant’s Securities to be Registered.
Item 2. Exhibits.
SIGNATURES

Item 1. Description of Registrant’s Securities to be Registered.

     The capital stock of Direct Focus, Inc. (the “Company”) to be registered on the New York Stock Exchange, Inc. (the “Exchange”) is the Company’s common stock, no par value (the “Common Stock”). Each share of Common Stock entitles the holder to one vote in the election of directors and all other matters submitted to a vote of the Company’s stockholders. The holders of Common Stock have no right to cumulate their votes in the election of directors. Holders of Common Stock have the right to receive dividends ratably, if, as and when declared by the Company’s Board of Directors. In the event of a liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to participate ratably in any distribution of property or assets of the Company. Holders of Common Stock have no preemptive rights or subscription rights, and there are no redemption or conversion rights or sinking fund provisions with respect to such shares. All outstanding shares of Common Stock are fully paid and non-assessable.

     For a further description of the Registrant’s Common Stock, see the information contained in “Description of Capital Stock” in the Registrant’s Registration Statement on Form S-1/A (Registration No. 333-73243), filed with the Securities and Exchange Commission on May 4, 1999, which description is hereby incorporated by reference.

Item 2. Exhibits.

Not Applicable.

SIGNATURES

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

DIRECT FOCUS, INC.

Date: May 8, 2002	By:	/s/ Brian R. Cook

Brian R. Cook, Chief Executive Officer

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